Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-287312) and the Registration Statement on Form F-3 (Registration No. 333-287740) pertaining to Planet Image International Limited of our report dated April 29, 2024, relating to the consolidated balance sheets of Planet Image International Limited as of December 31, 2023, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2023, which appears in this Annual Report on Form 20-F for the fiscal year ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ TPS Thayer, LLC

Sugar Land, TX

March 31, 2026